PROSPECTUS SUPPLEMENT
(To Prospectus dated November 1, 1996)


                        MEDIMMUNE, INC.

         $60,000,000 Principal Amount of 7% Convertible
                  Subordinated Notes due 2003
            (Interest payable January 1 and July 1)

                3,048,780 Shares of Common Stock
                      ______________________________

     This document supplements the Prospectus dated November 1, 1996 relating to (i) $60,000,000 aggregate principal amount of 7% Convertible Subordinated Notes due 2003 (the "Notes") of MedImmune, Inc., a Delaware corporation (the "Company"), and (ii) 3,048,780 shares of Common Stock of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock of the Company as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof. The Notes were initially acquired from the Company by Morgan Stanley & Co. Incorporated in July 1996 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On September 28, 1998 the closing price of the Common Stock of the Company on the Nasdaq National Market was $68.125. The Common Stock of the Company is traded under the symbol "MEDI."


     Selling Securityholder:         The Frist Foundation
                                     c/o Susan Olifiers,
                                     Alliance Capital Management
                                     1345 Avenue of the Americas
                                     New York, New York 10105

     Securities Being Sold:          $35,000 aggregate principal amount
                                     of 7% Convertible Subordinated Notes
                                     due 2003

     Price:                          339.00%

     Participating Broker-Dealers:   Morgan Stanley Dean Witter

     Commission or Compensation:     None



     As of September 24, 1998 and prior to giving effect to the sale of the Notes being offered by the Selling Securityholder hereby, the Selling Securityholder beneficially owned $130,000 aggregate principal amount of Notes, representing less than 1.0% of the Notes outstanding as of such date. As of such date, the Selling Securityholder did not beneficially own any shares of Common Stock of the Company, other than the shares of Common Stock into which the Notes beneficially owned by the Selling Securityholder are convertible.

                          _______________________

SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                          _______________________

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
            OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.

                          _______________________


The date of this Prospectus Supplement is September 29, 1998.